Exhibit 99.1

Trinity Place Learning Center Opens for Class

TPHS Provides Update on Strategic Discussions and NYSE Listing

New York, NY - September 9, 2022 –Trinity Place Holdings Inc. (NYSE American: TPHS), the New York-based real estate holding, investment, and asset management company, announced that Trinity Place Learning Center, the new home for PS 150, welcomed students pre-Kindergarten through fifth grade for the first day of school yesterday. PS 150, awarded the prestigious title of Blue Ribbon School by the U.S. Department of Education, relocated from the Tribeca neighborhood of New York City to the mixed-use tower developed by TPHS in Lower Manhattan.

Conveniently located across the street from the new Elizabeth Berger Park, PS 150 now has capacity for 420 students, up from 186 seats in its former location. The school occupies the first 10 floors of the striking mixed-use residential condominium by Trinity Place Holdings. Students and faculty can enjoy views of Battery Park and the New York Harbor. Trinity Place Holdings built the core and shell of the school and sold it to the city in April 2020. The New York City School Construction Authority oversaw the interior buildout of the school condominium.

“Lower Manhattan has transformed into one of New York City’s most dynamic neighborhoods to live, work, and socialize. We always knew that Jolie’s location at the center of it all, in addition to its standout design and collection of innovative amenities, would appeal to professionals and families alike,” said Matthew Messinger, President, and CEO of Trinity Place Holdings. “We are incredibly proud to welcome all of the new students to Trinity Place Learning Center for what we know will be a memorable inaugural year and the beginning of an incredible new era for this esteemed learning institution.”

Jolie, the residential portion of the building, is a stunning boutique collection of 90 upscale condominium residences, each with show-stopping water views. The majority of the construction is expected to be completed in the coming weeks, including the remaining residential units and amenity spaces, with punch-list and general close-out to follow. The first closings occurred in the fall of 2021 and resident move-ins began at that time. Jolie’s full suite of amenities, called Cloud Club 77, includes multiple private lounges, indoor and outdoor dining spaces, a stunning children’s room, a landscaped roof garden, and a dog park.

Jolie is in close proximity to Battery Park and Battery Park City, the Hudson River Waterfront, One World Trade Center, major transit hubs, and all of the exciting retail, culinary, and vibrant nightlife options available in Lower Manhattan, including Brookfield Place and the shops at Westfield. The dynamic urban atmosphere is complete with waterfront parks, which offer biking and jogging paths, along with cobblestone streets and a rich architectural history.

SERHANT. is the exclusive sales and marketing agent for Jolie. Pricing for the remaining inventory begins at $1.575 million for a one-bedroom residence. For more information, please visit www.jolieongreenwich.com.

Financial and Strategic Plan Update

As previously disclosed, management has engaged from time to time with various parties who have expressed interest in TPHS’ (the “Company”) assets and attributes and the Company has considered potential strategic transactions including acquisitions, dispositions, financings and refinancings. As such, the Company has entered into an exclusivity period with a large asset manager during which time the parties will attempt to negotiate and execute binding documents which would call for refinancings at improved economic terms reflecting the reduced risk profile of the Company. Additionally, these documents would call for the availability of new cash and financings for the purpose of making a substantial investment in one or more mutually approved new business opportunities that may activate certain Company attributes.

The Company has sufficient funds available to complete the construction and close-out of the development of Jolie.

On Wednesday, September 7, the Company filed its quarterly report on Form 10-Q for the second quarter. With the filing of the 10-Q, the Company is in compliance with the NYSE American continued listing standards.

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ABOUT TRINITY PLACE HOLDINGS

Trinity Place Holdings Inc. (NYSE American: TPHS) (the “Company”) is a real estate holding, investment, development and asset management company. The Company’s largest asset is currently a property located at 77 Greenwich Street in Lower Manhattan. 77 Greenwich is under development as a mixed-use project consisting of a 90-unit residential condominium tower, retail space and a New York City elementary school. The Company also owns a newly built 105-unit, 12-story multi-family property located at 237 11th Street in Brooklyn, New York, and, through a joint venture, a 10% interest in a newly built 234-unit multi-family property located at 250 North 10th Street in Brooklyn, New York. In addition, the Company owns a property occupied by retail tenants in Paramus, New Jersey. In addition to its real estate portfolio, the Company also controls a variety of intellectual property assets, including Filene’s Basement and related trademarks, focused on the consumer sector, a legacy of its predecessor, Syms Corp. The Company also had approximately $261.8 million of federal net operating loss carryforwards as well as approximately $192.3 million of state and local net operating loss carryforwards at June 30, 2022, which can be used to reduce its future taxable income and capital gains.